UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2023

Bogota Financial Corp.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39180	84-3501231
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

819 Teaneck Road, Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:    (201) 862-0660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	BSBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation and Separation Agreement and Release of Claims, dated November 29, 2023, with Joseph Coccaro

On November 29, 2023, Bogota Financial Corp. (the “Company”), its holding company Bogota Financial, MHC (the “MHC”), and the Company’s wholly owned subsidiary, Bogota Savings Bank (the “Bank”), entered into a Resignation and Separation Agreement and Release of Claims (the “Agreement”), dated November 29, 2023, under which Joseph Coccaro retired as Director and President and Chief Executive Officer of the MHC, the Company and the Bank and as Secretary of the Bank, effective November 30, 2023. Under the Agreement, Mr. Coccaro will receive a $150,000 cash bonus for 2023 and the benefits set forth in Section 4(e)(i) of his employment agreement. Pursuant to the Agreement, upon the effective date of Mr. Coccaro’s resignation, Mr. Coccaro will be appointed as an advisory director to the Bank. Mr. Coccaro will not be eligible to receive any cash compensation for his services as an advisory director; however, so long as Mr. Coccaro is serving as an advisory director, he will be eligible to receive equity consideration, as determined by the Board of Directors of the Company, and all non-vested equity awards previously granted to Mr. Coccaro under the Bogota Financial Corp. 2021 Equity Incentive Plan will continue to vest in accordance with the schedules set forth in the applicable award agreements. In addition, provided Mr. Coccaro timely elects continued health care coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Bank will reimburse the costs of Mr. Coccaro’s COBRA premiums for a period of up to eighteen (18) consecutive months, or, if less, for the period he has elected COBRA coverage.

In exchange for the payments provided under the Agreement, Mr. Coccaro’s employment agreement will terminate except for certain surviving provisions including the one-year non-competition and non-solicitation provisions. In addition, the Agreement contains cooperation, non-disparagement and confidentiality provisions, and a release of claims by Mr. Coccaro. The payments to Mr. Coccaro under the Agreement are subject to reduction if Mr. Coccaro breaches these obligations.

The foregoing summary is qualified in its entirety by the full text of the Agreement, a copy of which is enclosed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Kevin Pace as Director and President and Chief Executive Officer

The MHC, the Company and the Bank have appointed Kevin Pace, who currently serves as Executive Vice President and Chief Risk Officer of the MHC, the Company and the Bank and a member of the Board of Directors of the Bank, as President and Chief Executive Officer of the MHC, the Company and the Bank, effective November 30, 2023 and a member of the Boards of Directors of the MHC and the Company. Mr. Pace, age 44, has been the Executive Vice President and Chief Risk Officer since 2020. Prior to the appointment, Mr. Pace had served as Executive Vice President of Compliance and BSA since 2018. Prior to that, Mr. Pace had served in various banking positions at the Bank since 2013.

In connection with the foregoing, no material plan, contract or arrangement between Mr. Pace and the MHC, the Company or the Bank was entered into or materially amended nor was any grant or award made or modified under any such plan, contract or arrangement. Mr. Pace is not a party to any transaction with the MHC, the Company or the Bank that would require disclosure under Item 404(a) of the Securities and Exchange Commission Regulation S-K.

On November 29, 2023, the Company issued a press release discussing the above changes. A full text of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Resignation and Separation Agreement and Release of Claims with Joseph Coccaro, dated November 29, 2023.

99.1	Press release dated November 29, 2023.

104	Cover Page Interactive Data File (formatted in iXBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BOGOTA FINANCIAL CORP.

DATE: November 29, 2023	By:	/s/ Brian McCourt
Brian McCourt
Executive Vice President and Chief Financial Officer